EXHIBIT 12

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

 ________

Email: harttrinen@aol.com
Facsimile: (303) 839-5414
(303) 839-0061

April 29, 2022

VetaNova, Inc.

335 A Josephine St.

Denver, CO 80206

By means of the Company’s Offering Circular, the Company is offering:

●	up to 300,000,000 shares of its common stock;

●	Series III warrants to purchase an additional 300,000,000 shares of its common stock;

●	Series IV warrants to purchase an additional 300,000,000 shares of its common stock; and

●	Shares of common stock issuable upon the exercise of the Series III and Series IV warrants.

We have examined the Certificate of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Nevada, and a copy of the Company’s Offering Statement and Offering Circular. Based upon the foregoing, in our opinion:

●	the shares of common stock mentioned above, when sold in the manner described in the Company’s Offering Statement and Offering Circular, will be legally issued and these shares will represent fully paid and non-assessable shares of the Company’s common stock;

●	the warrants, when sold in the manner described in the Company’s Offering Statement and Offering Circular, will be legally issued, fully paid and non-assessable and will be the binding obligations of the Company in accordance with the terms thereof; and

●	the shares of common stock issuable upon the exercise of the warrants, when sold in the manner described in the Company’s Offering Statement and Offering Circular, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart